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                                                                    EXHIBIT 3.24

                                                                          [SEAL]

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

                                    * * * *

     Standard Container Export Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of said corporation, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporate of said corporation:

          RESOLVED, that the Certificate of Incorporation of Standard Container Export Company be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

          "The name of the corporation is Brockway Research, Inc."

     SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of sections 242 and 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF said Brockway Research, Inc. has caused this certificate to be signed by R. S. Coakley its President and attested by P. R. Burnaman, its Secretary this 28th day of December, 1984.

                                                         BROCKWAY RESEARCH, INC.

                                                         By /s/ R. S. Coakley
                                                            --------------------
                                                                 President

Attest:

/s/ P. R. Burnaman
-----------------
   Secretary